Exhibit 99.1

Rule 10b5-1 Trading Plan

This Rule 10b5-1 Purchase Plan is entered into on December 17, 2014 (This “Plan”) between The Lion Fund, L.P. (“Purchaser”) and Jefferies LLC (“Broker”), acting as agent for Purchaser.

Recitals

A.
This Purchase Plan is entered into between Purchaser and Broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.	Purchaser is purchasing Common Stock of Biglari Holdings Inc. (the “Issuer”)

Article I
Purchaser’s Representations, Warranties and Covenants

1.1.           As of the date hereof, Purchaser is not aware of any material nonpublic information concerning the Issuer or its securities.  Purchaser is entering into this Plan in good faith and not as part of a plan or scheme to evade compliance with the Federal securities laws.

1.2.           Purchaser agrees that Purchaser shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Plan at any time while this Plan is in effect.  Any notice given to Broker pursuant to this Plan shall be given in accordance with Section 5.5.

1.3.           (a)           Purchaser agrees to provide Broker with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit B hereto prior to commencement of the Plan Period (as defined below).

 (b)           To the extent permitted by law and applicable Issuer policies. Purchaser agrees to notify Broker's compliance office by telephone at the number set forth in Section 5.5 below as soon as practicable if  Purchaser becomes aware of the occurrence of any legal, contractual or regulatory restriction that is applicable to Purchaser or it’s affiliates, including, without limitation, any restriction related to a merger or acquisition or a stock offering requiring an affiliate lock-up, and that would prohibit any purchases pursuant to the  Plan (other than any such restriction relating to Purchaser’s possession or alleged possession of material nonpublic information about the Issuer or its securities).  Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker.

1.4.           The execution and delivery of this Plan by Purchaser and the transactions contemplated by this Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Purchaser or any of Purchaser’s affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser or Purchaser’s affiliates.

1.5.           Purchaser has consulted with their own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Purchaser’s adoption and implementation of this Plan.  Purchaser acknowledges that Broker is not acting as a fiduciary of or an advisor to Purchaser.

1.6.           Purchaser agrees, until this Plan has been terminated, that Purchaser shall not (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a “Financial Institution”), (ii) instruct another Financial Institution to purchase or sell Stock, or (iii) adopt a plan for trading with respect to Stock other than this Plan.

1.7.           Purchaser acknowledges and agrees that Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Stock pursuant to this Plan, except as provided herein.

Article II
Implementation of the Purchase Plan

2.1.           Purchaser hereby appoints Broker as its agent to purchase shares of Stock as described on Exhibit A of this Plan (“Trading Formula”).  Subject to such terms and conditions, Broker hereby accepts such appointment.  Broker agrees to conduct all purchases pursuant to this Plan in accordance with Rule 10b-18 under the Securities Exchange Act of 1934.

2.2.           Broker is authorized to begin purchasing Stock pursuant to this Plan on , 2014 and shall cease purchasing stock on the earliest to occur of (i) the date on which Broker is required to suspend or terminate purchases under this Plan pursuant to Section 3.1 below, (ii) the date on which Broker receives notice of the dissolution of Purchaser, (iii) the date on which the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company, (iv) the date on which Broker receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Purchaser’s bankruptcy or insolvency, and (v) the date that the aggregate number of shares of Stock purchased pursuant to this Plan reaches 62,000 shares (the “Total Purchase Amount”).  The period of time between the commencement of purchases and the termination of purchases under this Purchase Plan shall be the “Plan Purchase Period.” (vi) December 17, 2014 to November 30, 2015.

2.3.           (a)           During the Plan Purchase Period, Broker shall purchase the Stock in accordance with Exhibit A at such times, at such prices and in such quantities as Broker determines to be appropriate in accordance with the terms of this Agreement.

 (b)           Subject to the restrictions set forth in Section 2.1 above, Broker shall purchase shares of Stock under ordinary principles of best execution at the then-prevailing market price.  Broker will not delegate or transfer execution of purchases to another Financial Institution.

 (c)           Broker shall, before the close of business on each Purchase Day, provide the individuals identified in Section 5.5(c) below with the amount of shares of Stock purchased, the purchase prices of each of such purchase and such other information as they may reasonably require.

 (d)           The Total Purchase Amount, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Purchase Period.

2.4.           Broker shall not purchase Stock hereunder at any time when:

(i)           Broker, in its sole discretion, has determined that a market disruption, banking moratorium, trading suspension, outbreak or escalation of hostilities or other crisis or calamity has occurred that, in Broker’s judgment, made it impracticable for Broker to effect purchases of the Stock; or

(ii)           Broker, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Purchaser or Purchaser’s affiliates (other than any such restriction relating to Purchaser’s possession or alleged possession of material nonpublic information about the Issuer or its securities); or

(iii)           Broker, in its sole discretion, has determined that to do so would materially impact the trading price for the Stock; or

(iv)           Broker has received notice from the Purchaser of the occurrence of any event contemplated by Section 1.4 above; or

(v)           Broker has received notice from Purchaser to terminate the Purchase Plan in accordance with Section 3.1(a) below.

2.5.           (a)           Purchaser agrees to deliver cash pursuant to this Purchase Plan (the “Plan Shares”) into an account at Broker in the name of and for the benefit of Purchaser (the “Plan Account”) prior to the commencement of purchases under this Plan or settlement of shares purchased under this Plan.

2.6.           Broker may purchase Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.  Purchaser agrees that if Broker is a market maker in the Stock at the time that any purchase is to be made under this Plan, Broker may, at its sole discretion, sell the Stock to purchaser in its capacity as market maker.

Article III
Termination; Amendment of Purchase Plan

3.1.           (a)           This Plan may be suspended or terminated by Purchaser at any time upon two days prior written notice sent to Broker by overnight mail and by facsimile at the address and fax number set forth in Section 5.5 below.  Purchaser agrees that Purchaser shall not suspend or terminate this Plan except upon consultation with Purchaser’s own legal advisors.

 (b)           This Plan shall be suspended if Broker receives notice from the Issuer of the occurrence of any event contemplated by Section 1.4 above.

3.2.           Purchaser agrees that Broker will execute this Plan in accordance with its terms and will not be required to suspend or terminate any purchases of the Stock unless Broker has received notice from Purchaser or the Issuer in accordance with Section 3.1 above at least one days prior to the date on which this Plan is to be suspended or terminated.

3.3.           This Plan may be amended by Purchaser only upon the written consent of Broker and receipt by Broker of the following documents, each dated as of the date of such amendment:

(i)           a representation signed by the Issuer substantially in the form of Exhibit B hereto;

(ii)           a certificate signed by Purchaser certifying that the representations and warranties of Purchaser contained in this Plan are true at and as of the date of such certificate as if made at and as of such date; and

Article IV
Indemnification; Limitation of Liability

4.1.           Purchaser agrees to indemnify and hold harmless Broker and its directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim): (i) arising out of or attributable to actions taken or not taken by any of them under this Plan, except in the case of any claims, losses, damages or liabilities resulting from Broker’s gross negligence or willful misconduct; (ii) arising out of or attributable to any breach by Purchaser of this Plan (including Purchaser’s representations and warranties in this Plan); or (iii) any violation by Purchaser of applicable laws or regulations.  This indemnification will survive termination of this Plan.

4.2.           Notwithstanding any other provision of this Plan, neither Broker nor any of its directors, officers, employees, agents or affiliates shall be liable to Purchaser or any other person or entity: (i) as a result of actions taken or not taken by any of them under this Plan, except in the case of a liability resulting from Broker’s gross negligence or willful misconduct; (ii) for special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (iii) for any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond Broker’s reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

Article V
General

5.1.           Proceeds from each purchase of Stock effected under this Plan will be delivered as such proceeds become available to the Purchaser at an account number provided to Broker in accordance with Section 5.5 below on a normal three-day settlement basis less any commission to be paid to Broker, provided that any commission hereunder shall be not greater than $0. per share of Stock purchased.  No other commissions, account maintenance fees or other fees for execution of transactions under this Plan shall be payable by Purchaser to Broker.

5.2.           Broker is expressly not authorized to pledge, lend, rehypothecate or otherwise transfer shares of Stock from the Plan Account or to borrow or purchase shares of Stock in order to complete any purchase on behalf of Purchaser pursuant to this Plan.  Purchaser will not be responsible for any expense or loss which Broker may sustain relating to borrowing or purchase of shares of the Stock in contravention of this Plan, including any expense or loss Broker may sustain as a result of its inability to borrow or purchase shares of the Stock to complete its delivery obligation.  Purchaser expressly does not grant Broker any security interest in, lien on or right of set-off with respect to shares of Stock in the Plan Account.  Purchaser under no circumstances shall be required to deposit cash or other collateral in the Plan Account.

5.3.           Purchaser and Broker acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

5.4.           This Plan constitutes the entire agreement between the parties with respect to this Plan and supercedes any prior agreements or understandings with regard to this Plan.  If requested, Purchaser shall execute a standard form account agreement with Broker, but in the event of conflict between any provision of such standard form account agreement and this Plan, the provisions of this Plan shall control.

5.5.           (a)           All notices to Broker under this Plan shall be given to Broker’s compliance office in the manner specified by this Plan by telephone at (212) 284-2014, by facsimile at (646)786-5444 or by air courier to the address below:

Jefferies LLC
520 Madison Avenue
New York, NY 10022
Attn:  Tracey Cole-Hagans

 (b)           All notices to Purchaser under this Plan shall be given to Purchaser in the manner specified by this Plan by telephone c/o Bruce Lewis at (210) 390-3756, by facsimile at (210) 344-3411 or by air courier to the address below:

Bruce Lewis
Biglari Capital Corp.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257

 (c)           All reports of purchases by Broker shall be given each Purchase Day by email to:

bruce.lewis@biglariholdings.com

and

amy.parks@biglariholdings.com

 (d)           All such notices and communications may be directed to such other or additional persons or such other addresses for any party or person as may be specified by like notice.

5.7.           This Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.8.           If any provision of this  Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Plan will continue and remain in full force and effect.

5.9.           This Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

5.10          It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Plan shall be interpreted to comply with the requirements of Rule10b5-1(c) under the Exchange Act.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

By:	/s/ Sardar Biglari
Sardar Biglari, Chairman Biglari Capital Corp. General Partner of The Lion Fund, L.P.

JEFFERIES LLC

By:	/s/ Kevin Kology
Name: Kevin Kology
Title: Managing Director, Corporate Services